Exhibit 10.a

Masco Corporation
                                        17450 College Parkway
                                        Livonia, MI 48152
                                        www.masco.com

March 3, 2025
RE:    Employment Offer
Jonathon J. Nudi
[Home Address]
Dear Jon:
I am pleased to confirm our offer to you for the position of President and Chief Executive Officer, Masco Corporation (the “Company” or “Masco”), starting July 7, 2025.
The elements of your compensation arrangement are described below and are subject to approval by the Compensation and Talent Committee of Masco’s Board of Directors (the “Compensation Committee”), and your election as President and Chief Executive Officer by Masco’s Board of Directors.
Annual Base Salary
Your annualized base salary will be $1,100,000 million (less deductions required by law), payable bi-weekly in accordance with the Company’s standard payroll procedures. Your first salary review will be in February 2026, and adjustments to your base salary will be considered by the Compensation Committee based on your job performance and consideration of competitive market data.
Annual Restricted Stock Unit Award
You will be eligible to receive an annual Restricted Stock Unit (“RSU”) award equal in value to 159% of your annual base salary. RSUs, which are typically granted in February, are subject to approval by the Compensation Committee and vest over three years. Your first annual RSU award will be in February 2026 and will be calculated on a pro-rata basis for the six months of your service during 2025.
Performance-Based Incentive Compensation
You are eligible to participate in the Company’s performance-based incentive compensation programs in which you will be eligible to receive an annual cash bonus and a Performance Restricted Stock Unit (PRSU) award, as follows:
Annual Cash Bonus
Your annual cash bonus opportunity is 150% of your annual base salary. The achievement of the cash bonus will be dependent upon Company and individual performance and can range from 0% to 200% of target. Bonuses are determined after year-end, subject to approval by the Compensation Committee, and are typically paid in February. Your first eligible cash bonus opportunity will be for fiscal year 2025, which, if performance is achieved, will be paid in February 2026 on a pro-rata basis for the six months of your service during 2025.

Exhibit 10.a
Long-Term Incentive Program
Masco believes a long-term incentive program provides a meaningful incentive for our executives to achieve long-term growth and profitability. Accordingly, you are eligible to participate in our Long-Term Incentive Program (“LTIP”). Your LTIP grant value target is 318% of your annual base salary. The LTIP has a three-year performance period, and awards under the program are issued in the form of Performance Restricted Stock Units (“PRSUs”). A grant of PRSUs entitles you to receive shares of our stock if threshold Company performance goals are met over the three-year period. If the threshold goals are not achieved, no award will be made. If the maximum goals are exceeded, the award percentage is capped at 200% of the PRSUs granted. You will be eligible to participate in the 2025-2027 LTIP on a pro-rata basis for the thirty (30) months of your service during the 2025-2027 performance period. PRSU grants under the LTIP are subject to the discretion of and approval by the Compensation Committee.
Stock Options
Masco considers the granting of stock options annually to motivate our executives to improve our share price and to align their long-term interests with those of shareholders. You are eligible to receive an annual stock option grant equal in value to 159% of your annual base salary, subject to approval by the Compensation Committee.
Your first option grant will be valued at $1,120,000 and will be made on your start date. This grant will vest ratably in three equal installments beginning on February 25, 2026.
Partial Make-Whole RSU Award
You will receive an RSU award valued at $1,120,000 on your start date, which represents a partial make-whole to you and which will vest ratably in three equal installments beginning on February 25, 2026.
Stock Ownership Requirements
The Company believes that stock ownership by our executives aligns the interest of our executives with that of our shareholders. In support of this belief, and given the nature of your role, you are required to own Masco stock with a value of six (6) times your base salary, and you will have three (3) years in which to achieve this ownership level.
The above information concerning annual RSU awards, performance-based incentive compensation, and stock options provides only a summary of certain terms of our equity compensation program. All of the terms and conditions of our program, and of any grant of RSUs, PRSUs and stock options made under the program, are contained in Masco’s 2024 Long Term Stock Incentive Plan (the “Plan”) and in the terms and conditions (“Terms and Conditions”) provided to recipients at the time of a grant (the Plan and Terms and Condition are referred to as the “Plan Documents”). A copy of the Plan is available at NetBenefits.com. In the case of any conflict between this communication and the Plan Documents, the Plan Documents will control. The Company reserves the right to amend or terminate the equity compensation program at any time.
All awards of RSUs, PRSUs, and stock options require your acceptance of the terms and conditions contained in the Plan Documents. With respect to any RSUs, PRSUs and stock options that you receive from the Company, the definition of “Retirement Eligible” that will apply to you will be “attaining age 60 and having at least 5 years of continuous employment with the Company and/or any of its subsidiaries.”

Exhibit 10.a
Health and Welfare Benefits
You will be eligible to participate in the Company’s health and welfare benefit programs as a full-time regular employee. Your health insurance coverage will begin on the first day of the month commencing after you have been employed with the Company for thirty (30) days.
Retirement Benefits
401(k) Plan
You will be eligible to participate in the Company’s 401(k) plan beginning on your first day of employment. The Company matches 100% of the first 4% of your compensation deferred to the plan, subject to IRS 401(k) plan contribution limits. Company matching contributions are immediately 100% vested.
Profit Sharing
You will also be a participant in Masco’s discretionary profit-sharing plan as part of your Masco 401(k) Plan benefit. After the end of each year, the Compensation Committee approves the contribution percentage for executives based on the Company’s achievement of performance during the preceding year. You will be eligible for profit-sharing beginning January 1, 2026, and the initial contribution, if any, will be made in February 2027 based on 2026 results. You will become 100% vested in this benefit after completing three years of service.
Benefits Restoration Plan
Based on your target cash compensation (your base salary plus your cash bonus incentive), you may also be eligible for the Masco Corporation Retirement Benefits Restoration Plan (BRP). This is a non-qualified plan used to restore and maintain the level of retirement benefits for employees affected by the IRS compensation limits. Masco makes an annual contribution to this plan on your behalf to equalize any lost contributions due to IRS 401(k) plan contribution limits for both the company match and profit-sharing contribution.
Vacation
You will be eligible for paid time off in accordance with the Company’s Discretionary Time Off (DTO) program in addition to the normal holiday schedule for Masco’s Corporate Headquarters location.
These benefits, along with additional health, welfare, and other Company-sponsored benefits, will be explained in detail to you following the commencement of your service with the Company.
Relocation Assistance
You will be required to relocate within 3 months of your start date in order to work at our headquarters in Michigan. You will receive a one-time relocation bonus in a lump sum of $350,000 (net of taxes and other deductions), which will be paid within thirty (30) days of your start date. In the event you (i) voluntarily terminate your employment with the Company or (ii) are terminated with cause, as determined by the Company in good faith (each, a “Termination of Employment”), in each case within twelve (12) months of your start date, you agree to reimburse the Company for the full amount of the relocation assistance within 45 days after your employment with the Company concludes. In the event you have a Termination of Employment between twelve (12) and twenty-four (24) months of your start date, you agree to reimburse the Company 50% of the relocation assistance within 45 days after the date your employment concludes. As a result of this relocation

Exhibit 10.a
bonus, you will not be eligible for any relocation assistance as described in the Masco Corporation Relocation Assistance Guidelines.
You will have access to the Company’s corporate aircraft for your personal use as provided in the Company’s corporate aircraft policy. In addition, for three (3) months following your start date and subject to corporate aircraft availability, you will be permitted to use the Company’s corporate aircraft for travel to and from your current residential location and Michigan, up to one round trip per week. If the imputed income attributable to these benefits is taxable to you, then the taxes associated with this taxable income will not be reimbursed or paid by the Company.
Pre-employment Screening
Your employment is contingent on the successful completion of a pre-employment background investigation and drug screen. This must be completed prior to your first day of employment.
Start Date and At-Will Employment
Your start date in this new role will be subject to your election by the Board of Directors.
This letter is intended to answer many of the questions that you may have concerning your employment. At all times during your employment you will be an “at will” employee.
This offer is contingent upon you signing our confidentiality and dispute resolution agreements prior to your start date.
To confirm your acceptance of this offer, please sign a copy of this letter and return it to Renee Straber.
Jon, I am confident that you will make a significant contribution in this leadership role for Masco. Please let me know if you have any questions regarding this offer.
Sincerely,
/s/ Lisa A. Payne________________________
Lisa A. Payne
Chair of the Board, Masco Corporation
Offer Accepted:
/s/ Jonathon J. Nudi______________________
Jonathon J. Nudi
Cc:    Renee Straber
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